Exhibit 99.1

       Union Financial Bancshares, Inc. Announces Second Quarter Earnings

    UNION, S.C.--(BUSINESS WIRE)--July 20, 2005--Union Financial Bancshares, Inc. (NASDAQ: UFBS) today reported earnings of $549,000 for the three months ended June 30, 2005 compared to earnings of $548,000 for the second quarter of 2004. Earnings per share were $0.28 per share (diluted) for the second quarter of 2005, versus $0.27 per share (diluted) for the second quarter of 2004.
    The company also declared a quarterly cash dividend of $0.10 per share payable on August 15, 2005 to shareholders of record on July 29, 2005.
    Net interest income before the loan loss provision for the second quarter increased $84,000, or 3.48%, to $2.5 million compared to $2.4 million for the same period in the previous year. The increase was due primarily to higher average loan balances over the previous year along with an increase in yield on loans that resulted from a higher concentration of commercial loans. The increase in total interest income was partially offset by higher deposit costs as a result of rising rates. Provision for loan losses for the second quarter totaled $341,000 compared to $250,000 for the same period in the previous year. The increase in provision for loan losses as compared to the previous year was due to the 13.6% increase in net loans over the previous year, a higher concentration of commercial loans in the portfolio, which carry a higher risk of default, and a $1.0 million increase in classified loans to $6.1 million compared to $5.1 million for the same period in the previous year.
    Non-interest income for the second quarter increased $16,000, or 2.44%, to $673,000 compared to $657,000 for the same period in the previous year. The increase was due to higher fees for financial services that resulted from an increase in transaction accounts that was offset by lower fees generated from third party investment brokerage and financing receivables program due to a reduction in product volumes. Non-interest expense for the second quarter increased $3,000 or 0.14% to $2.09 million compared to $2.08 million for the same period in the previous year.
    At June 30, 2005, assets totaled $375.2 million, a 6.73% increase from $351.6 million at December 31, 2004. Net loans receivable increased $12.4 million, or 7.25%, during the period to $183.5 million at June 30, 2005, compared to $171.1 million at December 31, 2004. The net growth in loans was driven by a 26% increase in the consumer/commercial loan sector. Investment and mortgage-backed securities at June 30, 2005, increased 12.00% to $160.7 million from $143.5 million at December 31, 2004. Growth in lower cost transaction accounts resulted in deposits increasing 3.68% to $236.0 million at June 30, 2005 compared to $227.6 million at December 31, 2004. The increase in loans and securities was funded with cash on hand, an increase in deposits and an increase in borrowings of $14 million.
    Commenting on the second quarter results, Dwight V. Neese, President and Chief Executive Officer, stated: "We are pleased with the progress we have made with repositioning the balance sheet while facing a challenging local economic environment. We continue to have positive growth on our balance sheet, marked by an increase in the consumer and commercial loan portfolios of 26% over the same period last year. We will continue to focus on our core operations over the coming quarters and building long-term value for our shareholders."
    Union Financial Bancshares is the holding company for Provident Community Bank, N.A., which operates seven banking locations in the upstate of South Carolina. At June 30, 2005, Union Financial had $375.2 million in total assets and total stockholders' equity of $26.0 million.


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                  Union Financial Bancshares, Inc.
           Second Quarter - Year Ending December 31, 2005
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                        Financial Highlights
           (Unaudited) ($ in thousands, except share data)


                                 At         At
Balance Sheet                  6/30/05   12/31/04   $Change   %Change
-------------                 ----------------------------------------

Total assets                   $375,246  $351,598   $23,648     6.73%
Cash and interest-earning
 deposits                         7,195    13,197    -6,002   -45.48%
Investments & mortgage-
 backed securities              160,707   143,494    17,213    12.00%
Loans receivable (net)          183,493   171,094    12,399     7.25%
Goodwill and intangible
 assets                           3,894     4,212      -318    -7.55%
Deposits                        235,969   227,589     8,380     3.68%
Advances and other
 borrowings                     101,500    87,500    14,000    16.00%
Stockholders' equity             26,000    26,019       -19    -0.07%
Outstanding shares            1,904,368 1,957,989   -53,621    -2.74%
Book value per share             $13.65    $13.29     $0.36     2.74%
Tangible book value per
 share                           $11.61    $11.14     $0.47     4.23%



                               Three Months Ended   Six Months Ended
                                    June 30,            June 30,
                             ----------------------------------------
Income Statement                   2005      2004      2005      2004
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Net interest income              $2,500    $2,416    $4,949    $4,676
Provision for loan losses           341       250       548       385
                             ----------------------------------------
Net interest income after
 loan loss provision              2,159     2,166     4,401     4,291
Non-interest income                 673       657     1,250     1,285
Non-interest expense              2,090     2,087     4,192     4,168
Income tax                          193       188       371       351
                             ----------------------------------------
Net income                         $549      $548    $1,088    $1,057
                             ========================================
Earnings per share:
 basic                            $0.29     $0.28     $0.57     $0.54
                             ========================================
Earnings per share:
 diluted                          $0.28     $0.27     $0.55     $0.51
                             ========================================



                                              Six Months Ended
                                                  June 30,
                                             -------------------
          Key Financial Ratios                 2005     2004
          ------------------                 -------------------
          Return on average assets             0.60%    0.60%
          Return on average stockholders'
           equity                              8.63%    8.08%
          Operating expense to average
           assets                              2.13%    2.37%
          Capital to average assets            9.34%    9.25%


    CONTACT: Union Financial Bancshares, Inc.
             Dwight V. Neese, 864-429-1863